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                                                                     Exhibit 23j

                   [McCurdy & Associates Logo & Letterhead]


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use in this Post-Effective Amendment Number 5 to the Fairport Funds Registration Statement of all references to our firm included in or made a part of this Post-Effective Amendment.

McCurdy & Associates CPA's, Inc.
December 28, 1998